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                                                                  Exhibit 23

                                 [LETTERHEAD]


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Egghead, Inc.:

We have reviewed the accompanying consolidated balance sheet of Egghead, Inc. (a Washington corporation) and subsidiaries as of June 29, 1996, and the related consolidated statements of operations and cash flows for the 13-week period ended June 29, 1996 and July 1, 1995. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Seattle, Washington
  July 23, 1996